EXHIBIT 99.1

Contact: Insignia Systems, Inc. John Gonsior, CFO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES 2014 THIRD QUARTER AND

NINE MONTHS FINANCIAL RESULTS

Overview

•                  Net sales in Q3 2014 rose 2.7% to $7.5 million from $7.3 million in Q3 2013, driven by increases in both POPS® sales and legacy product sales.

•                  Net sales for the nine months ended September 30, 2014 decreased 2.8% to $20.3 million, from $20.8 million for the nine months ended September 30, 2013.

•                  Operating income in Q3 2014 improved to $838,000 from $544,000 in Q3 2013.

•                  Operating income for the nine months ended September 30, 2014 was $1.1 million compared to operating income of $1.7 million for the nine months ended September 30, 2013.

•                  Net income in Q3 2014 was $424,000, or $0.03 per basic and diluted share, compared to $354,000, or $0.03 per basic and diluted share in Q3 2013.

•                  Net income for the nine months ended September 30, 2014 was $609,000, or $0.05 per basic and diluted share, compared to $938,000, or $0.07 per basic and diluted share in 2013.

•                  Introduction of innovative new product, The Like Machine™

MINNEAPOLIS, MN — October 29, 2014 — Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia” or “the Company”) today reported financial results for the three (“Q3”) and nine months ended September 30, 2014, as compared to Q3 and nine months ended September 30, 2013.

Insignia’s President and CEO Glen Dall commented, “We are very pleased to report a strong quarter on several fronts. First, net sales and gross margins from our core products are the highest we have seen in four years. These results were driven by increases in both our POPS sales and other core legacy products.  We do, however, see increasing challenges in the market driven by CPG overall cost reduction efforts and the continued shift in spend and attention on digital, social and mobile alternatives.  While we will continue to make prudent investments to sustain and grow our core products, we are also increasing our efforts on providing innovative alternatives to our customers in these growing sectors.

“Second, as previously announced, in Q3 we achieved a significant milestone by securing continued access to all retailers that we had previously served under our prior Retail Access and Distribution Agreement with Valassis.  Direct contracts with several of these retailers offer us the potential for improved margins, which we began benefiting from in Q3 of 2014.

“And third, we are very excited that earlier this month we launched an innovative new product, The Like Machine, into the market. The Like Machine gives shoppers an easy and immediate way to express their opinion about what they are buying, and to be informed by the decisions of others, all where it matters most — at the shelf. The device gives consumers an easy and intuitive way to engage with a brand at the shelf.  We have a licensing agreement in place with TLM Holdings, LLC, to bring The Like Machine to the grocery, mass, drug and dollar channels. Our beta test period is just beginning. Our long-term strategy is to continue on a path of innovation in-store and to introduce products that capitalize on the evolving shopper behavior trends.”

Q3 2014 Results

Q3 2014 total net sales increased 2.7% to $7,520,000 from $7,320,000 in Q3 2013, due to increases in both POPS sales and legacy product sales.

Gross profit in Q3 2014 increased to $3,709,000, or 49.3% of total net sales, from $3,320,000, or 45.4% of total net sales, in Q3 2013. Higher gross profit margin was the result of, among other factors, favorable pricing and program mix along with the impact of higher revenues on fixed costs.

Selling expenses in Q3 2014 were $1,433,000, or 19.1% of total net sales, as compared to $1,586,000, or 21.7% of total net sales, in Q3 2013, due primarily to reduced personnel-related costs.

General and administrative expenses increased to $1,022,000, or 13.6% of total net sales, from $970,000, or 13.3% of total net sales, in Q3 2013. This increase was primarily the result of increased staffing in the 2014 period, primarily to support our innovation initiatives.

As a result of the factors described above, operating income for Q3 2014 increased to $838,000 from operating income of $544,000 in Q3 2013.

Income tax expense for Q3 2014 was 50.2% of pretax income, or $427,000, compared to income tax expense of 35.6% of pretax income, or $196,000, in Q3 2013. The fluctuation between years relates primarily to the impact of discrete tax items, mainly stock options, during the quarter.

Net income for Q3 2014 increased to $424,000, or $0.03 per basic and diluted share, from net income of $354,000, or $0.03 per basic and diluted share, in Q3 2013.

Insignia’s CFO John Gonsior stated, “Our balance sheet continues to be strong, with $17.5 million of cash, cash equivalents and debt security investments as of September 30, 2014, down from cash and cash equivalents of $21.8 million as of December 31, 2013, primarily due to $1.9 million of repurchases of the Company’s shares and an increase in accounts receivable of $3.4 million. During Q3 2014, the Company implemented an investment strategy aimed at obtaining a higher return on available cash balances by investing in debt securities with average maturities of approximately one year. Although the returns remain modest, this investment strategy produced income in Q3 2014 higher than we had seen in several previous quarters.”

Mr. Gonsior concluded, “Current bookings for Q4 are approximately $5.1 million, compared to $5.8 million for Q4 2013. Our backlog for programs running in the next 12 months increased approximately 25% to $8.6 million, from $6.9 million at the same time a year ago.”

Share Repurchase Plan

As previously announced, Insignia’s Board of Directors approved a Stock Repurchase Plan authorizing the repurchase of up to $5.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions through December 3, 2015. During Q3 2014, the Company purchased approximately 455,000 shares at an average price of $3.10.

Conference Call

Insignia’s management team will host a conference call today at 5:00 pm ET / 4:00 pm CT to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference call is scheduled to begin and ask for the Insignia call.  Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to investorrelations@insigniasystems.com.

The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.insigniasystems.com, click on the Investor Relations section where the conference call is posted.  Please go to the website 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the webcast of the conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a developer and marketer of innovative in-store products, programs, and services that help consumer goods manufacturers and retail partners drive sales at the point of purchase.  Insignia provides at-shelf media solutions in approximately 13,000 retail supermarkets, 2,000 mass merchants and 8,000 dollar stores.  With a client list of over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft Foods, Nestlé, and P&G, Insignia helps major brands deliver on their key engagement, promotion, and advertising objectives right at the point-of-purchase.  For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release or the subsequent conference call which are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “believes,” “expects,” “anticipates,” “seeks” and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call. Statements made in this press release (or during the conference call referred to herein) by the Company’s management team, regarding, for instance: current expectations as to future financial performance; our ability to continue revenue growth, cost improvements and to maintain profitability; current sales trends with consumer packaged goods manufacturers; the expected addition of retailers and the ability to increase revenue; continued stability of our business relationship with News America; our ability to develop and successfully implement new products to diversify our business and to increase our retailer access for these products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that management may be unable to fully or successfully implement its business plan to achieve and maintain profitability in the future; (ii) the risk that the Company will not be able to expand core product offerings or to develop and implement new product offerings in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) the unexpected loss of a major consumer packaged goods manufacturer relationship or retailer agreement or termination of our relationship with News America; (iv) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers and the effect of any delayed or cancelled customer programs; (v) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, current sales trends for fiscal year 2014; and (vi) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2013 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net sales	$7,520,000	$7,320,000	$20,267,000	$20,849,000
Cost of sales	3,811,000	4,000,000	10,972,000	11,452,000
Gross profit	3,709,000	3,320,000	9,295,000	9,397,000
Operating expenses:
Selling	1,433,000	1,586,000	4,160,000	4,138,000
Marketing	416,000	220,000	978,000	649,000
General and administrative	1,022,000	970,000	3,040,000	2,921,000

Operating income	838,000	544,000	1,117,000	1,689,000
Other income, net	13,000	6,000	25,000	20,000

Income before taxes	851,000	550,000	1,142,000	1,709,000
Income tax expense	427,000	196,000	533,000	771,000

Net income	424,000	354,000	609,000	938,000

Other comprehensive income, net of tax	(4,000)	—	(4,000)	—

Comprehensive Income	$420,000	$354,000	$605,000	$938,000

Net income per share:
Basic	$0.03	$0.03	$0.05	$0.07
Diluted	$0.03	$0.03	$0.05	$0.07

SELECTED BALANCE SHEET DATA

	(Unaudited)
	September 30,	December 31,
	2014	2013

Cash and cash equivalents	$8,180,000	$21,763,000
Investments	9,296,000	—
Working capital	21,362,000	22,203,000
Total assets	31,283,000	31,572,000
Total liabilities	5,884,000	5,402,000
Shareholders’ equity	25,399,000	26,170,000

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